Exhibit 10.1

EXECUTION VERSION

15 OCTOBER 2014

QUALCOMM GLOBAL TRADING PTE. LTD

and

CSR PLC

CO-OPERATION AGREEMENT

Slaughter and May

One Bunhill Row

London

EC1Y 8YY

(CWYU/YYL)

524562338

i

THIS AGREEMENT is made on 15 October 2014

PARTIES:

(1)	Qualcomm Global Trading Pte. Ltd, a company incorporated in the Republic of Singapore with company number 201127766C and whose registered office is 80 Robinson Road, #02-00, Singapore 068898 (the “Bidder”);

AND

(2)	CSR plc, a company incorporated in England and Wales with company number 04187346 and whose registered office is Churchill House Cambridge Business Park, Cowley Road, Cambridge, Cambridgeshire CB4 0WZ (the “Target”),

together referred to as the “parties” and each as a “party” to this Agreement.

RECITALS:

(A)	The Bidder intends to acquire the entire issued and to be issued share capital of the Target on the terms, and subject to the Conditions, set out in the Announcement.

(B)	The Acquisition is intended to be effected by means of a scheme of arrangement under Part 26 of the 2006 Act but may, if the Bidder determines in its absolute discretion (subject to the consent of the Panel), be effected by way of a takeover offer.

(C)	The parties have agreed to take certain steps to effect the completion of the Acquisition and wish to enter into this Agreement to record their respective obligations relating to such matters.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement each of the following words and expressions shall have the following meanings:

“2006 Act”	means the Companies Act 2006;

“Acquisition”	means the proposed acquisition by the Bidder of the entire issued and to be issued ordinary share capital of the Target to be implemented by means of the Scheme or, if the Bidder so determines in its absolute discretion (subject to the consent of the Panel), by means of the Offer;

“Announcement”	means the announcement in the agreed form set out in Schedule 1;

“Business Day”	means a day (other than Saturdays, Sundays and public holidays in the UK) on which banks are open for business in the City of London;

“Code”	means the City Code on Takeovers and Mergers issued from time to time by or on behalf of the Panel;

“Conditions”	means the conditions to the Acquisition which are set out in appendix I to the Announcement;

“Court”	means the High Court of Justice in England and Wales;

“Court Meeting”	means the meeting of Scheme Shareholders to be convened pursuant to an order of the Court under section 896 of the 2006 Act to consider and, if thought fit, approve the Scheme (with or without modification), and any adjournment thereof;

“Effective Date”	means the date on which:

(i) if the Acquisition is implemented by means of the Scheme, the Scheme having become effective in accordance with its terms; or

(ii) if the Acquisition is implemented by means of the Offer, the Offer having been declared or become unconditional in all respects in accordance with its terms;

“Group”	means, in relation to the relevant party, its subsidiaries and subsidiary undertakings, any holding company of the party and all other subsidiaries and subsidiary undertakings of any such holding company from time to time;

“Long Stop Date”	means 31 December 2015 (or any such date as may be agreed by Target and Bidder and the Panel and the Court may allow);

“Meetings Conditions”	means the Conditions contained in paragraph 1 of Part A of appendix I to the Announcement;

“Negative Conditions”	means all the Conditions other than (i) the Regulatory Conditions and (ii) the Meeting Conditions;

“Offer”	means, if the Bidder elects to effect the Acquisition by means of a takeover offer, the offer to be made by or on behalf of the Bidder to acquire the entire issued and to be issued ordinary share capital of the Target including, where the context so requires, any subsequent revision, variation, extension or renewal thereof;

“Panel”	means the UK Panel on Takeovers and Mergers;

“Proceedings”	means any proceedings, suit or action arising out of or in connection with this Agreement, whether contractual or non-contractual;

“Reduction of Capital”	means the proposed reduction of the Target’s share capital pursuant to section 641(1)(b) of the 2006 Act, provided for by the Scheme;

“Regulatory Conditions”	means the Conditions set out in paragraph 2 (save for paragraph 2.7) of appendix I to the Announcement;

“Relevant Authority”	means any central bank, ministry, governmental, quasi-governmental (including the European Union), supranational, statutory, regulatory or investigative body or authority (including any national or supranational anti-trust or merger control authority), national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body or any other person or body whatsoever in any relevant jurisdiction, including, for the avoidance of doubt, the Panel, the Prudential Regulation Authority and the Financial Conduct Authority;

“Scheme”	means the proposed scheme of arrangement under Part 26 of the 2006 Act between the Target and the Scheme Shareholders, the terms of which are to be set out in the Scheme Document, with or subject to any modification, addition or condition thereto approved or imposed by the Court and agreed to by the Target and the Bidder;

“Scheme Court Hearing”	means the hearing by the Court to sanction the Scheme;

“Scheme Document”	means the document addressed to Target Shareholders containing, inter alia, the Scheme and the notices of the Court Meeting and the Target GM;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Target Directors”	means the directors of the Target from time to time;

“Target GM”	means the general meeting of the Target Shareholders to be convened in connection with the Acquisition, and any adjournment thereof;

“Target Shareholders”	means holders of the ordinary shares of 0.1 pence each in the capital of the Target; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2	In this Agreement, except where the context otherwise requires:

(A)	the expressions “subsidiary” and “subsidiary undertaking” shall have the meanings given in the 2006 Act;

(B)	the expression “offer” shall have the meaning given in the Code; the expression “takeover offer” shall have the meaning given in section 974 of the 2006 Act;

(C)	a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

(D)	words in the singular shall include the plural and vice versa;

(E)	references to one gender include other genders;

(F)	a reference to a “person” shall include a reference to an individual, an individual’s executors or administrators, a partnership, a firm, a body corporate, an unincorporated association, government, state or agency of a state, local or municipal authority or government body, a joint venture or association (in any case, whether or not having separate legal personality);

(G)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(H)	a reference to a Recital, Clause, paragraph or Schedule (other than to a schedule to a statutory provision) shall be a reference to a Recital, Clause, or paragraph of or Schedule to (as the case may be) this Agreement;

(I)	references to times are to London time;

(J)	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

(K)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(L)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction;

(M)	references to “writing” shall include any modes of reproducing words in any legible form and shall include email except where otherwise expressly stated;

(N)	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation” respectively;

(O)	(i)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

	(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(P)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time; and

(Q)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

1.3	The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.4	The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.	STRUCTURE OF THE ACQUISITION

2.1	The parties currently intend that the Acquisition be implemented by means of the Scheme, however, the Bidder may elect at any time (subject to the consent of the Panel), whether before or after the posting of the Scheme Document, to implement the Acquisition by way of the Offer on the same terms as those set out in the Announcement, subject to:

(A)	the acceptance condition being set at no more than 90 per cent. (or such lesser percentage as may be agreed between the parties after, to the extent necessary, consultation with the Panel) of the issued and to be issued share capital of the Target to which the Offer relates; and

(B)	any other modification or amendment to such terms and conditions as may be required by the Panel or which is necessary as a result of the switch from the Scheme to the Offer.

3.	TERMS AND CONDITIONS OF THE ACQUISITION

3.1	The principal terms of the Acquisition shall be the terms and Conditions set out in the Announcement and such other terms as the Bidder and the Target may agree in writing (save in the case of an improvement to the terms of the Acquisition, which will be at the absolute discretion of the Bidder) and, to the extent required, the Panel may approve.

3.2	The Bidder undertakes to the Target to use reasonable endeavours to implement the Acquisition and, without prejudice to the generality of the foregoing:

(A)	as promptly as practicable in the circumstances and, in any event, within any relevant time limit make all such notifications to, or filings with, all appropriate Relevant Authorities, jointly with the Target or separately (as appropriate), as are necessary or expedient for the implementation of the Acquisition and/or satisfaction of the relevant Conditions;

(B)	to provide the Target with drafts of all such notifications or filings sufficiently in advance of their submission to allow the Target to review such drafts and the Bidder shall take reasonable comments made by the Target into account in the final notifications and filings, as appropriate in the circumstances;

(C)	to provide as promptly as practicable and, as may be appropriate in the circumstances, in consultation with the Target, such information and assistance as may be reasonably requested by a Relevant Authority;

(D)	as promptly as practicable to notify the Target of, and provide copies of, any material communications with a Relevant Authority in connection with the satisfaction of the Conditions and the implementation of the Acquisition;

(E)	to take such other measures as are necessary or desirable to ensure that the implementation of the Acquisition does not breach any applicable laws or regulations;

(F)	where permitted by the Relevant Authority concerned, and to the extent appropriate in the circumstances, to permit persons nominated by the Target to attend meetings and participate in telephone conversations (in each case, in whole or in part) (and make oral submissions in such meetings and telephone calls) between the Bidder and any Relevant Authority that relate to the Acquisition; and

(G)	to keep the Target informed reasonably promptly of any developments which are material or potentially material to the obtaining of, or compliance with, such statutory or regulatory clearances by the date of the Scheme Court Hearing, or which would otherwise materially affect the implementation of the Acquisition, provided that nothing in this Clause 3.2 shall require the Bidder or the Target to disclose any information which would result in it or another member of its Group breaching any law, regulation, provision of the Code or court order. Insofar as any information required to be disclosed between Bidder and Target under this Clause 3.2 includes competitively sensitive information, such information shall be exchanged in a manner which limits disclosure to outside counsel only.

3.3	The Target undertakes to the Bidder to use reasonable efforts to make, as promptly as practicable in the circumstances and, in any event, within any relevant time limit, all such notifications to or filings with all appropriate Relevant Authorities as are necessary or expedient for the implementation of the Acquisition. The Target agrees to provide to the Bidder such assistance as the Bidder may reasonably require to make all notifications to and filings with all appropriate Relevant Authorities as are necessary or appropriate under Clause 3.2.

3.4	The Bidder shall, at its own cost, use reasonable efforts to satisfy the Regulatory Conditions by no later than the Long Stop Date.

3.5	The parties agree to co-ordinate their input, and provide such assistance as the other party may reasonably require, to obtain any tax clearances that either party may reasonably require to be obtained in connection with the Acquisition including, without limitation, clearance under section 138 of the Taxation of Capital Gains Act 1992 and, in the case of the Scheme, confirmation from HM Revenue & Customs that neither the order of the Court sanctioning the Scheme under section 899 of the 2006 Act nor the order of the Court confirming the Reduction of Capital under section 648 of the 2006 Act will be treated as chargeable to any stamp duty in the United Kingdom.

3.6	The Bidder confirms that, except as fairly disclosed to the Target prior to the execution of this Agreement, it is not aware of any circumstances which would provide sufficient grounds for it to be able to invoke any of the Conditions.

3.7

If the Bidder is or becomes aware of any matter, not already known to the Bidder, which might reasonably be considered to be material in the context of the satisfaction or waiver, or to provide sufficient grounds for it to be able to invoke any of the Conditions, it will promptly make the substance of all such matters known to the Target and provide such details and further information of which the Bidder is aware and which the Target may reasonably request, provided that Bidder shall not be required to disclose any information relating to the investigation into the business activities of Qualcomm Incorporated by the Chinese National Development and Reform Commission (NDRC) to the extent that the Bidder decides, acting reasonably, not to waive the confidentiality of such information.

3.8	The Bidder undertakes that it will immediately before the Scheme Court Hearing provide a notice in writing to the Target that the Meetings Conditions, the Regulatory Conditions and the Negative Conditions have each been satisfied or, that the Bidder has waived or treated as satisfied the Regulatory Conditions, the Meetings Conditions and the Negative Conditions.

4.	EMPLOYEE RETENTION ARRANGEMENTS

4.1	The Bidder anticipates that the Target’s remuneration committee shall exercise its discretions under the rules of the Target’s share schemes (including in relation to the assessment of any performance conditions) in determining to disapply time pro-rating in whole and permit full acceleration on Completion in respect of existing grants of share awards under the Target’s 2005 Share Award Plan and the 2013 LTIP.

4.2	The Bidder agrees that the Target may make its EIP awards based on 2014 performance during 2015 in the normal course.

4.3	The Bidder also acknowledges that the Target has committed to make grants of equity to new joiners over not more than 30,000 shares under its 2013 LTIP in the ordinary course of business and agrees that the Target may make such grants.

5.	CODE AND LISTING RULES

5.1	Nothing in this Agreement shall in any way limit the parties’ obligations under the Code, and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement shall take precedence over such terms.

5.2	Nothing in this Agreement shall oblige:

(A)	the Target to pay any amount which the Panel determines would not be permitted by Rule 21.2 of the Code; or

(B)	either party to pay any amount over that which is permitted to be paid without the prior approval of its shareholders pursuant to LR 10.2.7R of the Listing Rules of the UK Listing Authority, being the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000.

6.	APPROVALS AND CONFIRMATION

The Bidder and the Target each confirms to the other that it has the requisite power and authority to enter into and perform its obligations under this Agreement and that the obligations expressed to be assumed by it hereunder are valid and binding and enforceable against it in accordance with their terms.

7.	TERMINATION

7.1	Subject to Clauses 7.2 and 7.3, this Agreement may be terminated and all rights and obligations of the Bidder and the Target under this Agreement shall cease:

(A)	as agreed in writing by the parties;

(B)	if the Effective Date has not occurred by the Long Stop Date;

(C)	on the earliest to occur of:

(i)	the date on which the Scheme lapses, terminates or is withdrawn; and

(ii)	the Effective Date,

provided this Clause 7.1(C) shall not apply if the Bidder has elected to implement the Acquisition by way of the Offer before such lapse, termination or withdrawal;

(D)	on the earliest to occur of:

(i)	the date on which the Offer lapses terminates or is withdrawn; and

(ii)	the Effective Date,

provided that this Clause 7.1(D) shall not apply if the Bidder has elected to implement the Acquisition by way of a Scheme before such lapse, termination or withdrawal;

(E)	if the Scheme is not approved by the requisite majority of the Target Shareholders at the Court Meeting or the resolutions tabled at the General Meeting are not passed by the requisite majority at the Target GM and the Bidder has not elected, in accordance with Clause 2.1, within 5 Business Days of the date of the relevant meeting, to implement the Acquisition by means of the Offer; or

(F)	if the Scheme is not sanctioned at the Scheme Court Hearing or the Reduction of Capital is not confirmed by the Court at the hearing by the Court of the petition to confirm the Reduction of Capital and the Bidder has not elected, in accordance with Clause 2.1, within 5 Business Days of the date of the relevant hearing, to implement the Acquisition by means of the Offer.

7.2	Termination of this Agreement shall be without prejudice to the rights of any of the parties which have arisen before termination.

7.3	This Clause and Clauses 1, 5, 7.2 and 8 to 21 (inclusive) shall survive termination of this Agreement.

8.	NOTICES

8.1	A notice under this Agreement shall only be effective if it is in writing (which, for this purpose, does not include email).

8.2	Notices under this Agreement shall be sent to a party by reputable international courier or by facsimile at its address or facsimile number and for the attention of the individual set out below:

Party and title of individual	Address	Facsimile no.

The Bidder	5775 Morehouse Dr., San Diego, CA 92121	00 1 858 658 2503

Attn: General Counsel

The Target	1060 Rincon Circle, San Jose, CA 95131 USA	00 1 408 523 6501

Attn: Adam Dolinko, General Counsel

with a copy to: Brett Gladden, Company Secretary	Churchill House, Cambridge Business Park, Cowley Road, Cambridge, CB4 0WZ England	00 44 1223 692001

provided that a party may change its notice details on giving notice to the other party of the change in accordance with this Clause 8.2 and Clause 8.1. That notice shall only be effective on the date falling one Business Day after the notification has been received or such later date as may be specified in the notice.

8.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given:

(A)	if delivered personally, on delivery;

(B)	if sent by reputable international courier, on signature of a delivery receipt; or

(C)	if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the notice.

8.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

8.5	The provisions of this Clause shall not apply in relation to the service of Service Documents.

9.	REMEDIES AND WAIVERS

9.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

9.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

9.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

9.4	Without prejudice to any other rights and remedies which either party may have, each party acknowledges and agrees that damages would not be an adequate remedy for any breach by either party of the provisions of this Agreement and either party shall be entitled to seek the remedies of injunction, specific performance and other equitable remedies (and neither of the parties shall contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this Agreement by either party and no proof or special damages shall be necessary for the enforcement by either party of the rights under this Agreement.

10.	VARIATION

No variation of this Agreement shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the parties.

11.	INVALIDITY

11.1	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

12.	ENTIRE AGREEMENT

12.1	Save for the confidentiality agreement between the Target and Qualcomm Incorporated dated 3 September 2014 (which remains in force), this Agreement constitutes the whole and only agreement between the parties relating to the Acquisition and supersedes any previous agreement whether written or oral between the parties in relation to the Acquisition.

12.2	Except in the case of fraud, each party acknowledges that it is entering into this Agreement in reliance upon only this Agreement and that it is not relying upon any pre-contractual statement that is not set out in this Agreement.

12.3	Except in the case of fraud, no party shall have any right of action against the other party arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement.

12.4	For the purposes of this Clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time before the date of this Agreement.

13.	LANGUAGE

Each notice or other communication under or in connection with this Agreement shall be in English.

14.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

15.	ASSIGNMENT

No party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement without the prior written consent of the other party.

16.	ANNOUNCEMENTS

16.1	Subject to Clause 16.2, no announcement (other than the Announcement) concerning the Acquisition or any ancillary matter contemplated by this Agreement shall be made by either party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed, other than in the case of procedural announcements by the Target in respect of the Court Meeting, the Target GM and the Scheme Court Hearing.

16.2	Either party may make an announcement concerning the Acquisition or any ancillary matter:

(A)	if required by law or any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, including (among other bodies) the London Stock Exchange, NASDAQ, the Financial Conduct Authority, the Securities Exchange Commission and the Panel, whether or not the requirement has the force of law provided that the party concerned shall (to the extent permitted by applicable law and regulation) take all such steps as may be reasonable and practicable in the circumstances to agree the contents, form and timing of such announcement with the other party before making such announcement; or

(B)	which the Bidder or the Target wishes or is required to make if the Target Directors withdraw, qualify or adversely modify the recommendation of the Target Directors to the Target Shareholders.

17.	COSTS AND EXPENSES

Each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and any matter contemplated by it.

18.	FURTHER ASSURANCE

Each party shall, at its own cost, use reasonable endeavours to, or procure the doing of all acts that any relevant third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

19.	COUNTERPARTS

19.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

19.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

20.	APPLICABLE LAW AND JURISDICTION

20.1	This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

20.2	The parties irrevocably submit to the exclusive jurisdiction of the Courts of England and Wales in respect of any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual.

21.	AGENT FOR SERVICE

21.1	The Bidder irrevocably appoints Qualcomm (UK) Limited of Spectrum Point, 279 Farnborough Road, Farnborough, Hampshire, GU14 7LS to be its agent for the receipt of Service Documents. The Bidder agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

21.2	A copy of any Service Document served on an agent shall be sent by post to the Bidder. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

IN WITNESS of which the parties have executed this Agreement on the date first mentioned above.

SCHEDULE 1

ANNOUNCEMENT

SEE SEPARATE DOCUMENT – RULE 2.7 ANNOUNCEMENT

EXECUTED by Roawen Chen	)
acting for and on behalf of	)
QUALCOMM GLOBAL TRADING PTE. LTD	)

EXECUTED by acting for and on behalf of CSR PLC	) ) )

Brett Gladden
Company Secretary